Exhibit 10.11

Execution version

Agreement on Payment for Specific Services

IO Biotech ApS and Herlev og Gentofte Hospital

This agreement (the ”Agreement”) is made on 27 January 2021 between

IO Biotech ApS

[***]

(the “Company”)

and

Herlev og Gentofte Hospital

[***]

(the “Hospital”)

(the Company and the Hospital hereinafter collectively referred to as the “Parties” and each as a “Party”)

WHEREAS

A.	The Parties have entered into certain agreements, including, without limitation:

(i)

an option assignment agreement dated 2 January 2015 regarding the grant by the Hospital to the Company of an option to acquire certain intellectual property rights, which option the Company subsequently exercised,

(ii)	a framework assignment agreement dated 2 May 2016 regarding the potential assignment from the Hospital to the Company of intellectual property rights and title in and to certain inventions,

(iii)	an assignment agreement dated 2 January 2017 regarding the assignment by the Hospital to the Company of certain intellectual property rights,

(iv)	a framework cooperation agreement dated 2 January 2017 regarding the potential cooperation between the Parties in respect of cofinanced research and commissioned research, and

(v)	a cooperation agreement dated 24 March 2017 regarding the cooperation between the Parties in respect of cofinanced research regarding “Melanoma Trial” (the “Melanoma Trial”)

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(such agreements together with any other agreements and understandings between the Parties in force as of the date of this Agreement hereinafter collectively referred to as the “Principal Agreements”);

B.

The Parties are each subject to various rights and obligations pursuant to the Principal Agreements, including, without limitation, rights of the Company to receive certain clinical data and other types of data from the Hospital, and obligations of the Hospital to provide such data and other support to the Company;

C.

The Company acknowledges that the Hospital may have provided, and will continuously be expected to provide, data and support to the Company’s research and development activities at a level and frequency exceeding that anticipated in the Principal Agreements;

D.	The Hospital acknowledges that the Company has in all respects complied fully with the terms of the Principal Agreements;

E.

In consideration of the Hospital’s continuous and uninterrupted support of the Company’s research and development activities, the Company will pay an additional fee to the Hospital contingent upon completion of an exit in respect of the Company and payable as if the Hospital had been a warrant holder of the Company;

F.

On 17 July 2020, the Parties entered into a memorandum of understanding confirming the Parties’ intentions to enter into a definitive agreement with respect to such additional consideration and setting forth the principal terms of such definitive agreement;

NOW, THEREFORE, the Parties hereby agree as follows:

1	Undertaking to Support the Company

Subject to the terms and conditions of this Agreement, the Hospital undertakes to continue providing scientific and other relevant support to the Company’s research and development activities related to the Melanoma Trial and any other cofinanced or commissioned research collaboration between the Parties under the Principal Agreements as and when reasonably required by the Company in accordance with past practice (it being noted, for the avoidance of doubt and without prejudice to any other obligation of the Hospital pursuant to any other agreement, that the Hospital will not be required to provide support to the Company pursuant to this Section 1 in respect of any particular collaboration after termination or expiry, as the case may be, of the specific agreement(s) governing such collaboration or the related funding or cofunding provided by the Company to the Hospital thereunder). Such support will be delivered by the Hospital (i) during normal working hours and at normal business days, and (ii) as soon as reasonably practicable, provided, however, that the support cannot be required to be delivered within less than two (2) business days.

2	Exit Payment

2.1	Subject to Section 2.3, the Company shall pay a fee in the amount of DKK 5,000,000 (the “Fee”) to the Hospital to be paid in cash in accordance with Section 3.

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2.2	The Fee shall be in addition to any consideration paid or payable by the Company to the Hospital pursuant to the Principal Agreements.

2.3	The Company’s obligation to pay the Fee to the Hospital is in all respects conditional upon:

(i)	completion of an Exit (as defined below) in respect the Company; and

(ii)

the Hospital’s consistent compliance with Section 1 until completion or termination (as the case may be) of the Melanoma Trial and other collaborations between the Parties under the Principal Agreements.

2.4

In this Agreement, “Exit” means an event whereby all or substantially all of the value of the Company is realized in consideration for cash, which event may occur in a variety of ways, including, but not limited to:

(i)	an initial public offering (IPO) of the Company’s shares;

(ii)

a sale of the majority of the shares and/or voting rights of the Company to a bona fide third party acquirer, including the granting of an option to so acquire the majority of the shares and/or voting rights of the Company;

(iii)

a sale of all or substantially all of the Company’s assets to a bona fide third party acquirer, including a sale of all or substantially all of the Company’s intellectual property rights, and further including the granting of an option to so acquire all or substantially all of the Company’s assets;

(iv)	a merger whereby the Company is the discontinuing entity;

(v)	licensing of all or substantially all of the intellectual property rights of the Company in a way, which can be considered equal to an Exit; or

(vi)	a combination of any of the above,

in each case provided that the event results in payment of cash proceeds (which are not insubstantial under the specific circumstances) to the Company’s shareholders.

2.5

The Hospital acknowledges and agrees that the consideration paid or payable under the Principal Agreements together with the Fee shall, in all respects, be deemed full and adequate consideration for any and all rights conferred upon the Company, and any and all obligations undertaken by the Hospital, pursuant to the Principal Agreements and this Agreement. Consequently, the Hospital acknowledges and agrees that it will not be entitled to any further consideration in relation to the Principal Agreements or this Agreement.

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3	Payment Terms

3.1

The Fee shall to the widest extent possible become payable to the Hospital as if the Hospital had been a holder of warrants in the Company and the Fee constituted the consideration payable for any warrants so held in connection with an Exit. For the avoidance of doubt, the foregoing means that payment of the Fee will in all respects be subject to redemption in full of any liquidation preference as per the Company’s articles of association. Accordingly, if, for example, the warrant holders of the Company in connection with an Exit will be entitled or required to sell 20% of their warrants or shares subscribed on the basis of warrants, 20% of the Fee will be payable to the Hospital at completion of such Exit and the remaining 80% of the Fee (or any part thereof) will become payable at such later time when the warrant holders will be entitled or required to sell their remaining warrants or any part thereof. Further, if any part of the consideration receivable by the warrant holders in connection with an Exit is contin- gent upon future events (in the form of, for example, earn-out payments, milestone payments, option exercise payments or similar contingent payments), payment of an equivalent part of the Fee shall also be contingent upon such events on equal terms with the warrant holders.

3.2

In the event of an Exit occurring in respect of the Company which results in the payment of cash proceeds to the Company’s shareholders (it being specified, for the avoidance of doubt, that any event listed in Section 2.4 shall not be considered as the occurrence of an Exit for the purposes of this Section 3.2 unless and until such event results in the payment of proceeds to the Company’s shareholders), the Company shall, subject to Sections 2.3 and 3.1, at or immediately following completion of such Exit pay the Fee, or the relevant part thereof, to a bank account designated by the Hospital.

3.3	The Company may at any time, in its sole discretion, pay the Fee in full and final settlement of any and all obligations of the Company pursuant to this Agreement.

3.4

Notwithstanding payment of the Fee, in whole or in part, whether as a result of an Exit or at the discretion of the Company, the Hospital’s undertaking in Section 1 shall remain in full force and effect.

4	The Hospital’s application of the Fee

4.1

The Hospital shall properly allocate the Fee in full to the National Center for Cancer Immune Therapy (CCIT-DK) at the Hospital (“CCIT”) and ensure that the Fee is solely applied for the furthering of CCIT’s research and development activities, without any deductions for general administrative costs of the Hospital or otherwise.

4.2

Any failure by the Hospital to comply with Section 4.1 shall be deemed a material breach of this Agreement and entitle the Company to demand repayment of the part of the Fee not so properly allocated and applied.

5	Confidentiality

5.1

The contents of this Agreement as well as any information regarding a Party relating to the subject matter hereof shall be deemed confidential information and be subject, mutatis mutandis, to the confidentiality provisions contained in the Principal Agreements.

6	Term and Termination

6.1	This Agreement shall come into force and be legally binding upon the Parties at the time of the execution hereof by duly authorized representatives of each Party.

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6.2

In case of any material failure by the Company to timely pay the Fee in accordance with Section 3, the Hospital may provide written notice to the Company requesting payment within no less than ten (10) business days, failing which the Hospital may terminate the Agreement with immediate effect by giving written notice to the Company.

6.3

In the event that the Hospital is in breach of this Agreement or any of the Principal Agreements, the Company may terminate the Agreement with immediate effect by giving written notice to the Hospital, provided, however, that the Hospital does not rem- edy any such breach (if capable of remedy) no later than two (2) days after the Company requesting the Hospital to remedy the breach.

6.4

If no Exit has occurred in respect of the Company no later than the date falling ten (10) years after the date hereof, this Agreement shall terminate automatically with effect as of that date without further action on the part of any of the Parties.

6.5	Upon termination hereof in accordance with this Section 6, neither Party shall have any right or obligation as against the other Party pursuant to or arising out of this Agreement.

7	Miscellaneous

7.1

This Agreement constitutes the entire agreement between the Parties and supersedes any and all prior or contemporaneous understandings and agreements, whether oral or written, between the Parties with respect to the subject matter hereof. This Agreement can only be modified by a written amendment signed by both Parties.

7.2

This Agreement is not intended to amend, modify or vary any of the Principal Agreements. However, if any of the provisions of this Agreement are inconsistent with or in conflict with any of the provisions of the Principal Agreements then, to the extent of any such inconsistency or conflict, the provisions of this Agreement shall prevail.

7.3

Neither Party shall be entitled to assign any of its rights and/or obligations under this Agreement, except that the Company may assign all rights and obligations hereunder in connection with a transfer of all or substantially all of the Company’s assets.

7.4

In the event that a provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, such provision shall be modified, rewritten or interpreted so as to include as much of its nature and scope as will render it enforceable. If it cannot be so modified, rewritten or interpreted so as to be enforceable in any respect, it shall not be given effect, and the remainder of this Agreement shall be enforced as if such provision was not included.

7.5

Any failure by either Party to enforce the other Party’s strict performance of any provision of this Agreement shall not constitute a waiver of the former Party’s right to subsequently enforce such provision or any other provision of this Agreement.

7.6

Any notices required or permitted to be given under this Agreement shall be given in writing by electronic mail (email). Such notices shall be deemed delivered on the date upon which the email was sent. Notices shall be sent to the following addresses or to such other addresses as may be designated from time to time by either Party:

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(a)	If to the Company:

IO	Biotech ApS

[***]

(b)	If to the Hospital:

Herlev og Gentofte Hospital

[***]

7.7

For the avoidance of doubt, any tax consequences for the Hospital arising out of this Agreement, including in relation to payment of the Fee, is of no concern to the Company and shall under no circumstances impose any liability on the Company. Consequently, the Hospital carries the full liability for any tax implications for the Hospital relating to this Agreement.

8	Governing Law and Venue

8.1

This Agreement shall be governed by, construed and enforced in accordance with the laws of Denmark, excluding however Danish choice of law rules to the extent that such rules would otherwise lead to the application of any other law than Danish law.

8.2

In the event of any dispute between the Parties related to this Agreement, including but not limited to the existence, validity, interpretation, and/or performance of any provision of this Agreement, the Parties shall seek to settle the dispute by negotiations in good faith with an aim to resolve the dispute. Such negotiations shall be commenced by a Party submitting a written request to the other Party requesting such negotiations to commence.

8.3

In the event that such negotiations do not lead to a settlement of the dispute within four (4) weeks from the commencement thereof, and only then, the Parties submit to the exclusive jurisdiction of the city court of Copenhagen in the first instance to resolve any dispute between them. Any decision made or verdict rendered by such court shall be subject to appeal in accordance with applicable law.

—o0O0o—

[Signatures on the following page]

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For and on behalf of IO Biotech ApS:

/s/ Mai-Britt Zocca	/s/ Claus Andersson
Mai-Britt Zocca	Claus Andersson
CEO	Member of the Board of Directors

For and on behalf of Herlev og Gentofte Hospital and CCIT-DK:

/s/ Steen Werner Hansen	/s/ Inge Marie Svane
Name: Steen Werner Hansen	Name: Inge Marie Svane
Title: Deputy Director	Title: Director, CCIT-DK

[Signature page – Agreement on Payment for Specific Services]

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